STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Cytomedix, Inc. resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

            RESOLVED, that the first sentence in paragraph four of the Amended and Restated Certificate of Incorporation is hereby amended to read as follows:

            The authorized capital stock of the Corporation shall consist of 80,000,000 shares of capital stock, of which 65,000,000 shares shall be Common Stock, with a par value of $.0001 per share, and 15,000,000 shares shall be Preferred Stock, with a par value of $.0001 per share.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 21st day of October, 2004.


                                 By: /s/ William L. Allender
                                    --------------------------------------------
                                             William L. Allender
                                    Chief Financial Officer of Cytomedix, Inc.